UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 22, 2009

ALYST ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-33563	20-5385199
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

233 East 69th Street, #6J New York, New York	10021
(Address of Principal Executive Offices)	(Zip Code)

      (646) 290-6104
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 8.01 Other Events

Alyst Acquisition Corp. (“Alyst”) issued a press release on June 22, 2009 announcing that it has entered into privately-negotiated arrangements with certain of its existing stockholders in order to secure the necessary favorable vote at its Special Meeting of Stockholders that will allow the proposed business combination to proceed.  As of June 22, 2009, Alyst has agreed to repurchase more than 71% of the common shares held by its public stockholders after the closing of the proposed business combination with China Networks Media, Ltd. (“China Networks”) for aggregate consideration of approximately $45 million.  The holders of such shares have agreed to vote in favor of the business combination and related proposals to be considered at the Special Meeting of Stockholders on Wednesday, June 24, 2009.

As announced by Alyst on June 19, 2009, the arrangements described above will not decrease the amount of ordinary shares of China Networks International Holdings, Ltd. (the post-merger surviving entity (“CNIH”)) due to amended merger agreement terms with China Networks that reduce the amount of cash consideration and increase the amount of stock consideration.  For each Alyst share converted for trust proceeds or repurchased pursuant to the arrangements with Alyst stockholders, the common stockholders of China Networks will receive one ordinary share of CNIH.  However, such arrangements, together with payments to stockholders who elect to convert their shares in connection with the Special Meeting procedures, will decrease the amount of cash available to CNIH post-merger.  CNIH and China Networks expect to raise additional capital, either debt or equity, post-merger in the public or private markets to secure the necessary working capital to fund ongoing operations.

A copy of the press release for such announcement is attached to this Current Report on Form 8-K as Exhibit 99.1, which is hereby incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release, dated June 22, 2009

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALYST ACQUISITION CORP.

	By:	/s/ Michael E. Weksel
Date: June 22, 2009	Name:	Michael E. Weksel
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release, dated June 22, 2009